Exhibit 99.1

News and information

P.O. Box 4552 Park City, UT 84060
Phone: 435-615-0340 Fax: 435-615-4780
e-mail: investinfo@ascresorts.com

Contact:
Date: February 16, 2007	David Hirasawa
Release: IMMEDIATE	American Skiing Company
Investor and Media Communications
435-615-0396
American Skiing Company Announces Sale of Mount Snow
and Attitash Resorts For $73.5 Million
PARK CITY, UTAH — February 16, 2007 — American Skiing Company (OTCBB: AESK) announced today that it had entered into a definitive agreement to sell its Mount Snow and Attitash resorts for $73.5 million to Peak Resorts Inc., a resort operator with ski resorts in Missouri, Indiana, Pennsylvania, New Hampshire and Ohio. The announced sales follow the December announcement of the planned $265 million sale of Steamboat resort.
“We’ve worked very hard to ensure that the full potential and value of each of our resorts is realized. Under the existing circumstances and market conditions, this means contemplating the sale of certain of our resort assets, as we’ve planned with Steamboat and now Mount Snow and Attitash,” said ASC President and CEO B.J. Fair. “The tremendous interest we have experienced in the resorts is a tribute to the hard work and professionalism of our management teams. After much deliberation and many discussions with our Board of Directors, we feel that the best course of action for our stakeholders will be to sell these resorts under the terms proposed in the definitive agreements. This was obviously a very difficult decision, given the progress we’ve made at our resorts and as a Company,” added Fair.
Included in the sale of Mount Snow and Attitash are the commercial cores of the Grand Summit Hotels located at both resorts. The total cash purchase price of $73.5 million for both resorts is subject to working capital and seasonal earnings adjustments. In addition, the buyer will assume approximately $2 million in debt and other liabilities.
As a condition of the purchase and sale agreement, stockholder approval is required for the sales of the Mount Snow and Attitash resorts. The sole holder of the Company’s Preferred Stock Series C-1, representing 65.8% of the voting shares entitled to vote on the matter, has voted in favor of the transaction, which constitutes majority stockholder approval. Such approval means the transaction may be approved without a meeting of the Company’s stockholders. The Company anticipates distributing an information statement to stockholders regarding the majority stockholder approval as soon as practicable. The stockholder approval will not be effective until twenty days have elapsed following mailing of the information statement to stockholders. In addition to stockholder approval, the transaction is subject to customary closing conditions, including Hart-Scott-Rodino antitrust approval and consent of the U.S. Forest Service.

The sale is expected to close on or before April 30, 2007. The Company expects to use the net proceeds from the sale to reduce existing debt and, to the extent any proceeds remain available thereafter, for working capital purposes or as otherwise determined by the board of directors of the Company.
About Mount Snow and Attitash
Mount Snow was the fifth most visited resort in the eastern U.S. in 2006, and is noted for being the closest major Vermont resort to the New York City metropolitan area. Summer attractions include an 18-hole championship golf course and mountain biking. Attitash consists of 280 acres of skiable terrain and is located in the heart of New Hampshire’s Mount Washington Valley. The resort also offers mountain biking, a water park, alpine slide and various other summer amenities.
About American Skiing Company
Headquartered in Park City, Utah, American Skiing Company is one of the largest operators of alpine ski, snowboard and golf resorts in the United States. Its resorts include Killington, Pico and Mount Snow in Vermont; Sunday River and Sugarloaf/USA in Maine; Attitash in New Hampshire; Steamboat in Colorado; and The Canyons in Utah. More information is available on the company’s web site, www.peaks.com.
Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as “anticipate”, “assume”, “believe”, “expect”, “intend”, “plan”, and words and terms of similar substance in connection with any discussion of operating or financial performance. Such forward-looking statements involve a number of risks and uncertainties. In addition to factors discussed above, other factors that could cause actual results, performances or achievements to differ materially from those projected include, but are not limited to, the following: the failure to satisfy any of the conditions to closing of the purchase agreements relating to Steamboat and Mount Snow/Attitash, or the buyer’s refusal to close for such agreements; and other factors listed from time to time in our documents we have filed with the Securities and Exchange Commission. We caution the reader that this list is not exhaustive. We operate in a changing business environment and new risks arise from time to time. The forward-looking statements included in this press release are made only as of the date of this document and under Section 27A of the Securities Act and Section 21E of the Exchange Act, we do not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.
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